Exhibit 99.1

1025 Eldorado Boulevard Broomfield, Colorado 80021 www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Arthur Hodges		Sandra Curlander
	720-888-6184		720-888-2501

Level 3 Increases Aggregate Amount

of Debt Tender Offers to a Maximum of $1.105 Billion

Level 3 Financing Increases the Size of its Proposed Senior

Secured Term Loan to $730 Million

BROOMFIELD, Colo., November 17, 2004 — Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that, it has increased to $1.105 billion (the “Tender Cap”) the maximum aggregate principal amount of its outstanding debt securities due 2008 specified in the table below (the “Notes”) that it could be obligated to accept for payment in its pending cash tender offers (the “Offers”). The “Maximum Offer Amount” Level 3 is offering to purchase for each series of Notes, and the “Acceptance Priority Levels” for each series, remain unchanged and are listed in the table below. The terms and conditions of the Offers are set forth in Level 3’s Offer to Purchase dated October 29, 2004 and a Supplement to the Offer to Purchase dated November 17, 2004 (together, the “Offer to Purchase”) and the related Letter of Transmittal.

In connection with this increase in the Tender Cap, Level 3 has extended the expiration of each Offer to 12:00 midnight, New York City time, on December 1, 2004, unless extended (the “Expiration Date”). Holders of Notes of any series that were validly tendered prior to 5:00 p.m., New York City time on November 12, 2004 (the “Early Tender Date”) will receive the “Total Consideration” for that series shown in the table below, consisting of the applicable “Tender Offer Consideration” for that series and the “Early Tender Payment” for that series, each as shown in the table below, if such Notes are accepted for purchase. Holders of Notes of any series who validly tender after the Early Tender Date and whose Notes are accepted for purchase will receive the applicable Tender Offer Consideration for that series but will not receive the Early Tender Payment. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes.

Title of Security	Acceptance Priority Level	Principal Amount Outstanding	Maximum Offer Amount	Principal Amount Tendered as of Early Tender Date	Principal Amount Tendered as of November 15, 2004	Tender Offer Consideration*	Early Tender Payment*	Total Consideration*
9 1/8% Senior Notes due 2008	1	$1,203,652,000	$450,000,000	$243,955,000	$244,862,000	$837.50	$20.00	$857.50
11% Senior Notes due 2008	2	$362,036,000	$362,036,000	$229,226,000	$229,226,000	$867.50	$20.00	$887.50
10 1/2% Senior Discount Notes due 2008 **	3	$409,462,000	$409,462,000	$262,515,000	$264,215,000	$837.50	$20.00	$857.50
10 3/4% Senior Euro Notes due 2008	4	€320,826,000	€320,826,000	€284,461,000	€284,461,000	€830.00	€20.00	€850.00

*	Per $1,000 or €1,000 principal amount of notes accepted for purchase, as applicable.
**	Principal amount outstanding represents principal amount at maturity.

Notes tendered pursuant to the Offers prior to 5:00 p.m., New York City time, on the Early Tender Date may no longer be withdrawn. Notes tendered pursuant to the Offers after 5:00 p.m., New York City time, on the Early Tender Date may be withdrawn until 12:00 midnight on the Expiration Date.

Consistent with amending the Tender Cap, we have amended the financing condition of the Offers to provide that our obligation to accept for purchase Notes pursuant to the Offers is subject to (1) the receipt by our subsidiary, Level 3 Financing, Inc., of borrowings of at least $730 million under a proposed new senior secured term loan, into which it is seeking to enter, and (2) our receipt of gross proceeds of at least $320 million from our issuance of new convertible senior notes in a private placement . The Offers are subject to the satisfaction or waiver of certain other conditions. In connection with amending the Tender Cap, Level 3 Financing has increased the size of its proposed new senior secured term loan to $730 million.

As described in the Offer to Purchase, Level 3 will have no obligation to accept for purchase or to pay for Notes tendered pursuant to the Offers in an aggregate principal amount in excess of the Tender Cap of $1.105 billion. To the extent that one or more of the Offers are oversubscribed, validly tendered Notes in each series will be accepted for payment in accordance with each series’ Maximum Offer Amount and Acceptance Priority Level. For instance, Notes in the Offer with the first Acceptance Priority Level will be accepted up to the Maximum Offer Amount for that series before Notes in the Offer with the second Acceptance Priority Level (subject to the amount of Tender Cap remaining available). If the aggregate principal amount or principal amount at maturity of Notes tendered in any Offer exceeds either the Maximum Offer Amount applicable to such series or, if lesser, the amount of the Tender Cap remaining available for application to the Acceptance Priority Level applicable to such Offer, then, if we accept Notes of such series for purchase, we will accept such Notes on a pro rata basis.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to any series of Notes. The Offers may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the Offers, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 873-6300 (collect).

Merrill Lynch & Co. is the Dealer Manager for the Offers. Questions regarding the Offers may be directed to Merrill Lynch & Co. at (800) ML4-TNDR (toll-free) and (212) 449-4914.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.